Exhibit 99.1

International Rectifier Announces Third Quarter Fiscal Year 2011 Results

•                  Revenue $296.7 million

•                  GAAP EPS $0.69 per fully diluted share

•                  June quarter revenue outlook: $310-$320 million

EL SEGUNDO, Calif.—(BUSINESS WIRE)—May 2, 2011— International Rectifier Corporation (NYSE:IRF) today announced financial results for the third quarter (ended March 27, 2011) of its fiscal year 2011.  Revenue for the third quarter fiscal year 2011 was $296.7 million, a 5.3% increase from $281.7 million in the second quarter fiscal year 2011 and a 22.7% increase from $241.9 million in the third quarter fiscal year 2010.

International Rectifier reported a net income of $49.5 million, or $0.69 per fully diluted share for the third quarter fiscal year 2011, compared with net income of $43.9 million, or $0.62 per fully diluted share, in the second quarter fiscal year 2011.  The third quarter fiscal year 2011 results included a $6.5 million gross tax benefit and a $3.5 million reversal of Asset Impairment, Restructuring and Other Charges.  Combined, these two items benefitted third quarter fiscal year 2011 fully diluted earnings per share by $0.14.  For the third quarter fiscal year 2010, International Rectifier reported a net income of $40.4 million, or $0.56 per fully diluted share. The third quarter fiscal year 2010 results included a $23.0 million gross tax benefit that increased fully diluted earnings per share $0.32.

Gross margin was 39.5%, down 3.5% compared with the second quarter fiscal year 2011 and up from 36.1% in the third quarter fiscal year 2010.  The second quarter fiscal year 2011 gross margin was aided by lower manufacturing costs resulting from higher cost absorption associated with an increase in inventory in anticipation of future demand and a higher gross margin product mix.

Operating income was $41.6 million or 14.0% of revenue compared with $44.6 million or 15.8% of revenue in the second quarter fiscal year 2011 and up from operating income of $17.3 million or 7.2% of revenue in the third quarter fiscal year 2010.

President and Chief Executive Officer Oleg Khaykin stated: “The March quarter marked the eighth consecutive quarter of revenue growth for IR. This achievement is driven by a number of factors, including continued growth in design wins with tier-one customers and expansion of IR’s power management content in energy-efficient household appliances, industrial applications and automobiles. We continue to demonstrate a leadership position in fundamental motion control architectures, a high growth area critical to energy conservation.”

Research and development expenses for the third quarter fiscal year 2011 were $30.7 million, up from $28.5 million in the second quarter fiscal year 2011.

Selling, general and administrative expenses for the third quarter fiscal year 2011 were $46.7 million, about flat compared with $46.6 million in the second quarter fiscal year 2011.

Cash, cash equivalents and marketable investments totaled $490.0 million at the end of the third quarter fiscal year 2011, including restricted cash of $3.0 million.

Cash provided by operating activities for the third quarter fiscal year 2011 was $3.9 million.

During the third quarter fiscal year 2011, the Company purchased 235,000 shares of its common stock for $7.7 million. The Company had 69,759,341 shares outstanding at the end of the quarter.

Fourth Quarter Outlook

Oleg Khaykin noted: “For the June quarter, we currently expect revenue to range from $310 million to $320 million and gross margin to be about 38%.  We continue to see strength in appliance, industrial and automotive markets in addition to seasonal strength in the computing and consumer markets.

“Looking further out, IR has achieved significant new design wins which will contribute to IR’s growth above the industry, both in the short- and long-term. We have good visibility and strong growth momentum for the remainder of calendar 2011 and our long-term target operating model remains unchanged.”

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended March 27, 2011, December 26, 2010 and March 28, 2010, respectively, reconcile revenue and gross margin for the Company’s customer segments to the consolidated total amounts of such measures for the Company.  What we refer to as our “customer segments” includes our Power Management Devices, Energy-Saving Products, Automotive Products, Enterprise Power and HiRel reporting segments, and does not include our Intellectual Property reporting segment.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the 2011 fiscal third quarter with the Securities and Exchange Commission on Monday, May 2, 2011. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE: A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s March quarter results and June quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A taped replay of this call will be available from approximately 6:00 p.m. Pacific time on Monday, May 2, through Monday, May 9, 2011. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 60084665. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline or volatility in general market and economic conditions or customer forecasts; reduced margins from lower than expected factory utilization and inventory reduction efforts; volatility or deterioration of capital markets; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; additional costs or adverse financial effects from implementing our strategic growth initiatives; unexpected costs or delays in implementing our plans to secure and qualify additional manufacturing capacity for our products, including  the use of third party contract manufacturers and the purchase and installation of additional manufacturing equipment; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters (including without limitation, any effects from events that may occur from natural and related disasters affecting Japan); delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; additional costs or delays in our ability to timely test and implement our new enterprise resource planning (ERP) system which is currently under development; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q, as filed from time to time.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	March 27, 2011	December 26, 2010	March 28, 2010
Revenues	$296,717	$281,744	$241,886
Cost of sales	179,534	160,733	154,576
Gross profit	117,183	121,011	87,310

Selling, general and administrative expense	46,680	46,617	43,135
Research and development expense	30,733	28,544	25,649
Amortization of acquisition-related intangible assets	1,695	1,242	1,093
Asset impairment, restructuring and other charges (recoveries)	(3,489)	(4)	117
Operating income	41,564	44,612	17,316
Other expense, net	(1,348)	1,708	318
Interest income, net	(2,694)	(4,152)	(2,573)
Income before income taxes	45,606	47,056	19,571
Provision for (benefit from) income taxes	(3,879)	3,127	(20,816)
Net income	$49,485	$43,929	$40,387

Net income per common share-basic	$0.70	$0.62	$0.57

Net income per common share-diluted	$0.69	$0.62	$0.56

Average common shares outstanding—basic (1)	69,854	69,587	70,850
Average common shares and potentially dilutive securities outstanding—diluted (1)	70,601	70,235	71,176

(1)          Net income per common share is computed using the two-class method as required by accounting rules.  We do not pay dividends; however, net income must be allocated to unvested restricted stock units (“RSUs”) on which we could pay dividend equivalents.  The amount of net income allocated to the RSUs is excluded from income available to common shareholders in the calculation of EPS.  These amounts were $733 thousand, $713 thousand and $266 thousand for the quarters ending March 27, 2011, December 26, 2010 and March 28, 2010, respectively.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 27, 2011	December 26, 2010	March 28, 2010
Assets
Current assets:
Cash and cash equivalents	$269,154	$249,301	$189,056
Restricted cash	1,339	1,629	3,405
Short-term investments	184,446	300,939	309,363
Trade accounts receivable, net	192,132	169,426	147,432
Inventories	240,648	223,162	166,625
Current deferred tax assets	1,401	2,008	1,218
Prepaid expenses and other receivables	38,098	30,412	53,173
Total current assets	927,218	976,877	870,272
Restricted cash	1,632	1,776	—
Long-term investments	33,465	48,820	53,602
Property, plant and equipment, net	396,659	368,357	346,082
Goodwill	121,680	74,955	74,955
Acquisition-related intangible assets, net	39,757	12,485	8,540
Long-term deferred tax assets	12,545	7,995	6,406
Other assets	57,645	50,072	48,034
Total assets	$1,590,601	$1,541,337	$1,407,891
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$102,774	$100,236	$83,578
Accrued income taxes	3,237	5,164	8,489
Accrued salaries, wages and commissions	40,993	43,040	26,944
Current deferred tax liabilities	268	1,687	3,056
Other accrued expenses	89,393	87,274	77,232
Total current liabilities	236,665	237,401	199,299
Long-term deferred tax liabilities	4,198	5,334	5,468
Other long-term liabilities	33,641	34,061	37,286
Total liabilities	274,504	276,796	242,053
Commitments and contingencies
Stockholders’ equity:
Common shares	74,387	74,184	73,429
Capital contributed in excess of par value of shares	1,016,706	1,011,345	993,213
Treasury stock, at cost	(81,245)	(73,589)	(40,061)
Retained earnings	306,101	256,616	150,167
Accumulated other comprehensive income (loss)	148	(4,015)	(10,910)
Total stockholders’ equity	1,316,097	1,264,541	1,165,838
Total liabilities and stockholders’ equity	$1,590,601	$1,541,337	$1,407,891

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	March 27, 2011	December 26, 2010	March 28, 2010
Cash flows from operating activities:
Net income	$49,485	$43,929	$40,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,981	19,638	18,107
Amortization of acquisition-related intangible assets	1,695	1,242	1,093
Stock compensation expense	3,353	3,660	3,096
(Gain) loss on disposal of fixed assets	—	(48)	232
Provision for bad debt	(946)	(449)	(561)
Provision for inventory write-downs	2,376	2,635	1,510
Deferred income taxes	(6,640)	(90)	807
Other-than-temporary impairment of investments	413	—	55
(Gain) loss on derivatives	5,465	(1,684)	956
Gain on sale of investments	(2,267)	(3,483)	(1,519)
Tax benefit from stock options	501	536	—
Excess tax benefit from stock options exercised	(959)	(1,694)	(47)
Net settlement of restricted stock units for tax withholdings	(821)	(1,667)	(491)
Changes in operating assets and liabilities, net	(61,133)	(10,664)	(36,086)
Other	(5,630)	3,531	1,516
Net cash provided by operating activities	3,873	55,392	29,055
Cash flows from investing activities:
Additions to property, plant and equipment	(38,032)	(32,945)	(18,254)
Proceeds from sale of property, plant and equipment	—	800	—
Withdrawal of excess funds from deferred compensation plan	—	—	2,433
Business acquisitions	(75,940)	—	—
Released from restricted cash	428	—	—
Sale of investments	98,823	18,697	35,950
Maturities of investments	83,494	64,400	20,260
Purchase of investments	(50,376)	(89,524)	(81,963)
Redemption of equity investments	—	—	2,050
Purchase of cost-based investments	(350)	—	—
Net cash provided by (used in) investing activities	18,047	(38,572)	(39,524)
Cash flows from financing activities:
Proceeds from exercise of stock options	2,530	6,859	2,882
Excess tax benefit from stock options exercised	959	1,694	47
Purchase of treasury stock	(7,656)	(4,887)	(11,421)
Net cash provided by (used in) financing activities	(4,167)	3,666	(8,492)
Effect of exchange rate changes on cash and cash equivalents	2,100	(866)	(1,389)
Net increase (decrease) in cash and cash equivalents	19,853	19,620	(20,350)
Cash and cash equivalents, beginning of period	249,301	229,681	209,406
Cash and cash equivalents, end of period	$269,154	$249,301	$189,056

For the three months ended March 27, 2011 and December 26, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	March 27, 2011			December 26, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$104,133	35.1%	29.7%	$112,550	39.9%	37.1%
Energy-Saving Products	74,337	25.1	44.6	63,056	22.4	47.3
Automotive Products	30,859	10.4	28.7	25,514	9.1	32.5
Enterprise Power	33,098	11.2	41.7	31,600	11.2	50.5
HiRel	52,497	17.7	54.6	47,066	16.7	49.3
Customer segments total	294,924	99.4	39.1	279,786	99.3	42.6
Intellectual Property	1,793	0.6	100.0	1,958	0.7	100.0
Consolidated total	$296,717	100.0%	39.5%	$281,744	100.0%	43.0%

For the three months ended March 28, 2010, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	March 28, 2010
Business Segment	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$95,021	39.3%	21.1%
Energy-Saving Products	51,992	21.5	44.7
Automotive Products	19,950	8.2	28.3
Enterprise Power	32,586	13.5	41.8
HiRel	40,163	16.6	56.2
Customer segments total	239,712	99.1	35.5
Intellectual Property	2,174	0.9	100.0
Consolidated total	$241,886	100.0%	36.1%

Company contacts:

Investors:

Chris Toth

310.252.7731

Media:

Sian Cummings

310.252.7148